                                                                    EXHIBIT 10-3

                                   AGREEMENT


         THIS AGREEMENT (this "Agreement") is entered into as of the 24th day of January, 2005 by and between James A. Taylor, Sr. ("Executive") and The Banc Corporation, a Delaware corporation (the "Parent").

                              W I T N E S S E T H:

         WHEREAS, Executive is employed by the Parent as Chairman of the Board and Chief Executive Officer and as Chairman of the Board of The Bank, a wholly owned subsidiary of the Parent (the "Bank"), pursuant to that Employment Agreement dated January 1, 2002, attached hereto as Exhibit A (the "Contract");

         WHEREAS, a group of potential investors led by C. Stanley Bailey, an experienced banking executive (the "New Management Team"), has approached the Parent with a proposal that includes a new strategic plan for the Parent, a significant equity infusion and the employment of the New Management Team (the "Proposal");

         WHEREAS, the Proposal was presented to the Parent's Board of Directors (the "Board") and the Board referred the Proposal to an independent special committee (the "Committee") for consideration;

         WHEREAS, the Committee and the Board have employed the New Management Team and adopted the Proposal, and the transactions contemplated by the Proposal have been closed;

         WHEREAS, this has resulted in the Executive's losing all current positions with the Parent and the Bank other than as expressly set forth below;

         WHEREAS, the Parties hereto agree that this entitles the Executive to certain rights and benefits under the Contract;

         WHEREAS, the meaning of certain of the Contract's provisions for the terms, conditions, extent and timing of certain of those rights and benefits could be the subject of differing constructions and the Parties hereto seek to resolve any ambiguities or potential disagreements; and

         WHEREAS, Executive and the Parent desire to fully settle, compromise and resolve forever all claims, disputes, and potential claims related to the Contract.

         NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. RESIGNATION OF EMPLOYMENT. Other than as a director of the Parent and as Non-executive Chairman of the Board of the Parent, as requested, the Executive hereby resigns, effective immediately, all positions, whether as director, officer, trustee or otherwise, that he currently holds with the Parent, the Bank, and any companies, plans or trusts affiliated with or sponsored by either.

         2. CONSULTANT. Executive agrees to employment as a Consultant to the Parent for a period of two years; provided, however, the Parent agrees that it will thereafter maintain the Executive in its employ to the extent, but only to the extent, necessary for Executive to be able to exercise any stock options to purchase stock of the Parent for the full term of such option.

         3. PAYMENT AND OTHER BENEFITS.

         (a) In lieu of any payments that Executive would be entitled pursuant to Subsections 4(e)(i) and (ii) of the Contract, the Executive will receive the following amounts on the following dates: $3,940,154.90 on January 24, 2005; $3,152,123.92 on January 24, 2006; and $788,030.98 on January 24, 2007 (in each case less any required withholding).

         (b) The Executive will continue to be entitled to the insurance benefits as provided in Subsection 4(e)(iii) of the Contract; the restrictions on his outstanding incentive awards shall lapse and shall become vested and exercisable during the full term of such award (so long as Executive continues to be employed by the Parent) as provided in Subsection 4(e)(iv) of the Contract including the stock in his ESOP account; Executive shall become 100% vested in all deferred compensation arrangements as provided in Subsection 4(e)(vii) of the Contract; and the Parent shall transfer to Executive its one-half interest in the "Key Man" life insurance policy that it has maintained on the Executive and shall maintain such policy for five years as provided in subsection 4(e)(v) of the Contract, the cost of which is included in paragraph 4(a) above in the amount to be paid to the Executive (so that there shall be no double payment).

         (c) The payments and benefits for which provision is made in subparagraphs (a) and (b) above are absolute, subject to no contingencies and will survive the Executive's death or disability.

         4. COVENANTS OF EXECUTIVE.

         (a) General. Executive agrees that for so long as he has any rights or obligations under this Agreement, he shall continue to conduct himself in a professional manner that is supportive of the business of the Parent and the Bank. Without limiting the generality of the foregoing, Executive shall provide reasonable cooperation in communicating with investors and employees regarding the transition to the New Management Team.

         (b) Confidential Information. Without limiting the foregoing, Executive shall not, at any time use or disclose any Confidential Information of the Parent or the Bank, except in fulfillment of obligations hereunder, for so long as the pertinent information or data remain Confidential Information, whether or not the Confidential Information is in written or tangible form. "Confidential Information" shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         (c) SEC Reporting/Insider Trading Compliance. Executive will cooperate with the Parent by providing information with respect to all reports required to be filed by the Parent with the Securities and Exchange Commission as they relate to required information with respect to Executive. Further,

Executive will remain in compliance with the terms of the Parent's insider trading program, as such program is applicable to him following the date hereof, with respect to purchases and sales of the Parent's stock.

         (d) Noncompetition.


                  (i) So long as Executive is receiving any benefits under this Agreement, or is providing services to the Parent or the Bank, whether as a director, consultant, employee or otherwise, except as contemplated by the proviso in Section 2 of this Agreement, then:
         Executive agrees that he shall not, individually or as an employee, consultant, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, or corporation other than the Parent, the Bank or affiliates of either, work as an employee or consultant of a financial institution whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), or own, manage, operate, control or participate in the ownership (other than passive ownership of five percent or less of the equity interest of a publicly traded entity), management, operation or control of, any business headquartered in Alabama or Florida that is in competition with or may compete with the then-current business of the Parent, the Bank or affiliates of either wherever located.

                  (ii) Anything to the contrary in the immediately preceding clause (i) notwithstanding, the Parties hereto acknowledge that the Executive's son, James A. Taylor, Jr., is contemplating establishing a de novo bank or banks in the following counties in Florida: Bay, Okaloosa, Escambia, Walton and Leon, and that the Executive may make and maintain up to a passive ten percent equity interest in any such bank in which his son acts in an executive capacity without Executive having to relinquish his positions as a member of the Parent's Board and as its Non-executive Chairman.

                  (iii) Executive agrees, further, that he will not, and will not cause or influence any other party to, file an objection or appeal with any governmental regulatory agency in an attempt to hinder the entry by the Parent or the Bank or affiliates of either into any new market whether by branching, establishment of a de novo institution, or otherwise.

         (e) Nonsolicitation. Executive agrees that so long as he has any rights or obligations under this Agreement and for one year thereafter, he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Parent's employees or consultants to terminate their relationship with the Parent, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Parent, either for himself or for any other person or entity. Further, Executive agrees that he shall not at any time use any Confidential Information of the Parent to negatively influence any of the Parent's clients or customers from purchasing Parent or Bank products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services away from the Parent or the Bank to any person, firm, corporation, institution or other entity in competition with the business of the Parent or the Bank.

         (f) Standstill Agreement. Without the prior written consent of the Parent, Executive shall not sell, offer to sell, or agree to sell, directly or indirectly, any shares of securities of the Parent owned or controlled by Executive for one year.

         5. BREACH OF THIS AGREEMENT. Executive acknowledges that upon material breach of any provision of this Agreement, the Parent and the Bank may sustain irreparable harm from such breach, and, therefore, Executive agrees that in addition to any other remedies which the Parent or the Bank may have for any breach of this Agreement or otherwise, the Parent may be entitled to obtain equitable relief including specific performance, injunctions and restraining Executive from committing or continuing any such violation of this Agreement.

         6. APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with, and governed by the laws of, the State of Alabama, applied without giving effect to any conflict-of-laws principles.

         7. CONSIDERATION ACKNOWLEDGMENT. Executive understands and acknowledges that this Agreement provides Executive with consideration in addition to anything of value to which Executive was already entitled.

         8. BINDING EFFECT. This Agreement shall inure to the benefit and be binding upon the Parties and their respective heirs, representatives, successors and assigns.

         9. SEVERABILITY AND SAVINGS PROVISION. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the law or any state or of the United States of America, such unenforceability shall not affect any other provision of this Agreement, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

         10. ENTIRE AGREEMENT. This Agreement constitutes the complete understanding between Executive, the Parent and the Bank and supersedes any and all prior or contemporaneous agreements, promises, or inducements, whether oral or written, concerning these subject matters (including without limitation any existing employment agreement).

         11. NONDEFAMATION. Executive agrees that he will not slander or libel the Parent, the Bank or the affiliates of either, or any of their directors, officers or employees concerning either their conduct regarding his separation or their conduct at any time during his period of employment with the Parent, the Bank or the affiliates of either.

         IN WITNESS WHEREOF, the Parent has caused this Agreement to be executed in its corporate name by its duly authorized officer, and Executive has hereunto set his hand, and the parties hereto have caused this Agreement to be dated as of the date first above written.

                                   THE BANC CORPORATION


                                   By:  /s/ Michael E. Stephens
                                      ------------------------------------------
                                                 Michael E. Stephens
                                       Chairman of the Compensation Committee
                                    of The Banc Corporation's Board of Directors



                                             /s/ James A. Taylor (L.S.)
                                   ---------------------------------------------
                                                     EXECUTIVE


                                   Executed by Executive on the 24th day of January, 2005.


                                               /s/ Robert E. Garner
                                   ---------------------------------------------
                                                      WITNESS